Exhibit 10(b)

CONTRACT FOR SERVICES

This AGREEMENT made this  February 1, 2019 between WD-40 Company (“Client”) and Mike Freeman (“Contractor”).

ARTICLE 1. TERM OF CONTRACT

Section 1.01.  This agreement will become effective on February 1, 2019 and will continue in effect until July 31, 2019 unless terminated in accordance with the provisions of Article 7 of this agreement.

ARTICLE 2.  INDEPENDENT CONTRACTOR STATUS

Section 2.01.  It is the express intention of the parties that Contractor is an independent contractor and not an employee, agent, joint-venture or partner of Client.  Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Contractor or any employee or agent of Contractor.  Both parties acknowledge that Contractor is not an employee for state or federal tax purposes.  Contractor shall retain the right to perform services for others during the term of this agreement.

ARTICLE 3.  SERVICES TO BE PERFORMED BY CONTRACTOR

Specific Services

Section 3.01.  Contractor agrees to:

As requested by Client, provide advice and guidance as a consulting service to the Client related to projects and topics as the Client identifies, during the term of the retained services.

Method of Performing Services

Section 3.02.  Contractor will determine the method, details, and means of performing the above-described services.  Client shall have no right to, and shall not, control the manner or determine the method of accomplishing Contractor’s services.

Employment of Assistants

Section 3.03.  Contractor may, at the Contractor’s own expense, employ such assistants as Contractor deems necessary to perform the services required of Contractor by this agreement.  Client may not control, direct, or supervise Contractor’s assistants or employees in the performance of those services.  Contractor assumes full and sole responsibility for the payment of all compensation and expenses of these assistants and for all state and federal income tax, unemployment insurance, Social Security, disability insurance and other applicable withholdings.

Place of Work

Section 3.04.  Contractor shall perform the services required by this agreement at any place or location and at such times as Contractor shall determine.  There will be a requirement from time to time for the Contractor to attend meetings at specific locations determined by the Client.

ARTICLE 4.  FEES FOR SERVICES

Section 4.01.  In consideration for the services to be performed by Contractor, Client agrees to pay Contractor a monthly retainer of $27,000, commencing February 1, 2019, and continuing through July, 2019, for a total of six (6) months of retained services.

Invoices

Section 4.02.  Contractor shall submit invoices on a monthly basis, at the beginning of each month.

Date for Payment of Compensation

Section 4.03. Contractor’s invoices shall be paid by check or ACH, at the election of the Contractor, submitted monthly to Client’s designated party.  The representative and authorizing party of Client for these services is Garry Ridge, CEO.  No other Client party is authorized to engage Contractor for services related to this agreement.

Expenses

Section 4.04.  Contractor shall be responsible for all costs and expenses incident to the performance of services for Client, including but not limited to, all costs of equipment provided by Contractor, all fees, fines, licenses, bonds or taxes required of or imposed against Contractor and all other of Contractor’s costs of doing business.  Client shall be responsible for no expenses incurred by Contractor in performing services for Client, with the exception of pre-approved, reasonable costs of travel and lodging, should those be necessary in the conduct of services by Contractor.

ARTICLE 5.  OBLIGATIONS OF CONTRACTOR

Tools and Instrumentalities

Section 5.01.  Contractor will supply all tools and instrumentalities, equipment, and hardware required to perform the services under this agreement.  Contractor is not required to purchase or rent any tools, equipment or services from Client.

Workers’ Compensation

Section 5.02.  Contractor agrees to provide workers’ compensation insurance for Contractor’s employees and agents and agrees to hold harmless and indemnify Client for any and all claims arising out of any injury, disability, or death of any of Contractor’s employees or agents.

Indemnification of Liability

Section 5.03.  Contractor shall indemnify and hold Client harmless against any and all liability imposed or claimed, including attorney’s fees and other legal expenses, arising directly or indirectly from any act or failure of Contractor or Contractor’s assistants, employees or agents, including all claims relating to the injury or death of any person or damage to any property.  Contractor agrees to maintain a policy of insurance in the minimum amount of five hundred thousand dollars ($500,000) to cover any such claims.  Contractor shall provide Client with a copy of all certificates of insurance before providing any services for Client.

Assignment

Section 5.04.  Neither this agreement nor any duties or obligations under this agreement may be assigned by Contractor without the prior written consent of Client.

State and Federal Taxes

Section 5.05.  As contractor is not Client’s employee, Contractor is responsible for paying all required state and federal taxes.  In particular:

*Client will not withhold FICA (Social Security) from Contractor’s payments;

*Client will not make state or federal unemployment insurance contributions on Contractor’s behalf;

*Client will not withhold state or federal income tax from payment to Contractor;

*Client will not make disability insurance contributions on behalf of Contractor;

*Client will not obtain workers’ compensation insurance on behalf of Contractor.

ARTICLE 6.  OBLIGATIONS OF CLIENT

Cooperation of Client

Section 6.01.  Client agrees to comply with all reasonable requests of Contractor (and provide access to all documents) necessary to the performance of Contractor’s duties under this agreement.

Assignment

Section 6.02.  Neither this agreement nor any duties or obligations under this agreement may be assigned by Client without the prior written consent of Contractor.

Section 6.03.  All work product created on behalf of Client in the course of Contractor providing services will be assigned to Client and will be deemed the intellectual property of Client.

ARTICLE 7.  TERMINATION OF AGREEMENT

Termination on Occurrence of Stated Events

Section 7.01.  This agreement shall terminate automatically on the occurrence of any of the following events:

1.  Bankruptcy or insolvency of either party;

2.  Sale of the business of either party;

3.  Death of either party.

4.  July 31, 2019

Termination by Client for Default of Contractor

Section 7.02.  Should Contractor default in the performance of this agreement or materially breach any of its provisions, Client at Client’s option, may terminate this agreement by giving written notification to Contractor.  For the purposes of this section, material breach of this agreement shall include, but not be limited to the following:

Failure to complete the assigned project elements within the agreed time frame, or provide the guidance required in the context of the scope of work approved.

Termination by Contractor for Default of Client

Section 7.03.  Should Client default in the performance of this agreement or materially breach any of its provisions, Contractor, at the Contractor’s option, may terminate this agreement by giving written notice to Client.  For the purposes of this section, material breach of this agreement shall include but not be limited to the following:

Failing to provide the support and good faith efforts to perform the Client’s responsibilities as outlined in the approved scope of work.

Termination for Failure to Make Agreed-Upon Payments

Section 7.04.  Should Client fail to pay Contractor all or any part of the compensation set forth in Article 4 of this agreement on the date due, Contractor, at the Contractor’s option, may terminate this agreement if the failure is not remedied by Client within thirty (30) days from the date payment is due.

ARTICLE 8. CLIENT’S TRADE SECRETS;

NON-SOLICITATION OF CLIENT’S CUSTOMERS

Definitions

Section 8.01.   For the purposes of this Agreement, the following definitions are established:

(a)“Trade Secret” is defined as the whole or any part or phrase of any customer list or related customer information, financial data, design, process, procedure, formula, improvement, or invention, which (i) is known to Client, (ii) Client considers confidential, and (iii) gives one who uses it an advantage over competitors who do not know of or use it.  In addition to information belonging to Client, information furnished to Client by third parties can be a Trade Secret.

(b)“Confidential Information” is defined as all items, materials and information (whether or not reduced to writing and whether or not patentable or copyrightable), which belong to Client or have been confidentially provided to Client by its customers or other third parties and which are related to (i) the present and future business endeavors of Client, or (ii) the research and development or investigations of Client, and which are kept confidential and secret by Client.  Confidential information includes, among other things: customer data; customer lists; customer account information; sales records; invoices; information contained in customer files and information provided by customers pertaining to those customers; Trade Secrets; financial information, data or statements; the existence and contents of agreements;  existing and future product plans, designs, and performance specifications; marketing plans, strategies or schematics; the fees Client obtains or has obtained for the provision  of services, or the sale of products; and computer data, documentation, algorithms, process and know-how.

Non-Disclosure of Trade Secrets or Confidential Information

Section 8.02.

(a)Contractor acknowledges that Confidential Information is a valuable and unique asset of Client or third parties who have furnished it to Client.  Contractor understands that Confidential Information will only be made known to Contractor in confidence in connection with the performance of the services contemplated by this Agreement.  Contractor agrees that disclosure or use of Confidential Information by Contractor other than for the sole benefit of Client is wrongful and would cause irreparable harm to Client.  If Contractor is in doubt as to whether any particular information is Confidential Information, Contractor will treat such information as Confidential Information.

(b)Contractor agrees that Contractor will not disclose or use Confidential Information for any purpose other than in the performance the services contemplated under this Agreement.  This obligation extends during the entire term of this Agreement, and forever after the date of termination of the Agreement.

(c)Contractor agrees that Contractor will use all reasonable measures to prevent the unauthorized use of Confidential Information by others.  These measures include strict compliance with all procedures developed by Client to protect such information.

Ownership of Confidential Information: Return of Materials

Section 8.03.  Contractor agrees that all Confidential Information, including that which is produced by Client, all materials embodying Confidential Information, and all copies thereof, will remain the property of Client or of the third party who has furnished it to Client.  At the termination of this Agreement, or upon the written request of Client at any time, Contractor will immediately deliver to Client all materials, and copies thereof, which are in Contractor’s possession or control and which contain or are related in any way to any Confidential Information.

Customer Secrecy and Non-Solicitation

Section 8.04.  Client’s life-blood is its customer database.  This proprietary customer information has been collected over a significant amount of time and at great effort and expense.  This information is among the most highly confidential proprietary information of Client.  It is considered a Trade Secret of Client.

Accordingly, in order to ensure the protection of these Trade Secrets, it is agreed that the Contractor will not, without the express written consent of Client's President, for a period of  two years immediately following termination of this Agreement and/or any relationship between Contractor and Client, whichever occurs later, for any reason, either directly or indirectly call upon, solicit, or attempt to solicit, any customers, business or patrons of Client upon whom Contractor called or whom Contractor serviced or solicited or with whom Contractor became acquainted as a result of its relationship with Client, and/or the services provided pursuant to this Agreement.

Remedy for Breach

Section 8.05.  Contractor acknowledges that Contractor’s breach of the obligations under this Agreement cannot be reasonably or adequately compensated in damages in an action at law.  If Contractor breaches or threatens to breach any provision of this Agreement, Client shall be entitled to an injunction, without bond, restraining Contractor from committing such breach. Client’s right to an injunction shall not limit its right to any other remedies, including damages.

ARTICLE 9.  GENERAL PROVISIONS

Notices

Section 9.01.  Any notices to be given hereunder by either party to the other may be affected either by personal delivery in writing or by mail, registered or certified, postage prepared with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change the address by written notice in accordance with this paragraph.  Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two days after mailing.

Entire Agreement of the Parties

Section 9.02.  This agreement supersedes any and all agreement, either oral or written, between the parties hereto with respect to the rendering of services by Contractor for Client and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.  Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding.  Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

Partial Invalidity

Section 9.03.  If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

Attorney’s Fees

Section 9.04.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this agreement, the prevailing party will be entitled to reasonable attorneys’ fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

Governing Law

Section 9.05.  This agreement will be governed by and construed in accordance with the laws of the State of California.

Executed at San Diego, California, on the date and year first above written.

Contractor:		WD-40 Company:

Michael Freeman

By	/s/ MICHAEL L. FREEMAN	/s/ GARRY O. RIDGE
	Mike Freeman	Garry Ridge
Title:	Chief Strategy Officer	CEO